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                                                                     EXHIBIT 3.3

                            CERTIFICATE OF SECRETARY


          The undersigned, being the duly elected Secretary of Film Roman, Inc., a Delaware corporation (the "Corporation"), does hereby certify that the following resolution was duly adopted by the Corporation's Board of Directors at a meeting held on August 5, 1997, and that said resolution is in full force and effect as of the date hereof:

          RESOLVED, that the first sentence of Article III, Section 2. Number and Qualification of Directors, of the Bylaws of Film Roman, Inc. shall be amended in its entirety as follows:

          The number of directors of the corporation shall be at least six (6), but not more than nine (9), with the actual number of directors to be determined from time to time by a resolution of the board of directors.

          IN WITNESS WHEREOF, the undersigned has hereunto set his hand this 13th day of November, 1997.



                                    /s/ Dixon Q. Dern
                                    ----------------------------
                                    Dixon Q. Dern
                                    Secretary